Exhibit 10.7

Amendment to License Agreement

This amendment (“Amendment”) to the License Agreement with respect to certain technology related to FGF-4 dated as of March 24, 1997 (the “License Agreement”), is entered into by and among New York University, a corporation organized and existing under the laws of the State of New York (“NYU”), and Cardium Therapeutics, Inc., a Delaware Corporation (“CORPORATION”), and shall be effective on the date (the “Effective Date”) upon which CORPORATION becomes licensee under the License Agreement (pursuant to a separate Transfer, Consent to Transfer, Amendment and Assumption of License Agreement between NYU, CORPORATION and Collateral Therapeutics, Inc.).  NYU and CORPORATION are each a Party, collectively Parties hereto.

RECITALS

Whereas, NYU and CORPORATION are now the parties to the License Agreement;

Whereas, CORPORATION and its predecessors-in-interest (and affiliates thereof) have pursued and/or are expected to pursue product development efforts related to DNA-based product candidates under the License Agreement, including in particular the original Field of gene therapy for coronary artery disease, congestive heart failure and peripheral vascular disease (the “Original Field”);

Whereas, NYU had previously licensed certain other rights in the Research Technology to a third-party licensee (including without limitation certain rights to the use of FGF-4 proteins) which third party was also responsible for bearing three quarters (3/4) of the costs of the associated patent expenses, but which third-party licensee subsequently terminated its interests in the Research Technology and no other party has since assumed such interests;

Whereas, CORPORATION intends to continue to focus efforts on the development of DNA-based FGF-4 products but might if technological aspects warrant also develop additional FGF-4 related products including FGF-4 protein products;

Whereas, NYU desires to enable CORPORATION to commercialize any and all aspects of the Research Technology;

Whereas, CORPORATION is willing to assume all rights under the Research Technology in order to potentially develop products beyond those of the Original Field and for as long as CORPORATION continues to maintain all such rights, CORPORATION is willing to pay twice the original license maintenance fee and to assume all ongoing patent costs associated with the Research Technology;

AGREEMENT

Now, therefore, in consideration of the foregoing and the promises and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.             Amendment. The License Agreement is amended as follows, effective as of the Effective Date:

(i) in Section 1(e), the definition of Field is replaced in its entirety by the following:  “‘Field’ shall mean any and all uses of the Research Technology.”;

(ii) in Section 1(f), the following is added as the last sentence: “NYU represents and warrants that the Research and Licensing Agreement with GI (i.e. the agreement dated February 6, 1989 as subsequently amended) has been terminated and that all rights in the Research Technology for use in the Field that were previously licensed to GI or any other third party are immediately prior to the Effective Date of this Amendment the rights of NYU, which rights NYU is as of the Effective Date free to transfer to CORPORATION.”;

(iii) in Section 1(h), the definition of “Licensed Products” is replaced in its entirety by the following: “‘LIcensed Products’ shall mean any products which are covered by a claim of any unexpired patent within the NYU Patents (as hereinafter defined) which has not been disclaimed or held invalid, revoked or unenforceable by a court or other governmental agency of competent jurisdiction from which no appeal can be taken.”;

(iv) in Section 4, the following paragraph (c) is added: “The Parties acknowledge and agree that, as of June 1, 2005, the NYU Research Project had been completely performed and funded as contemplated by Sections 3 and 4.”;

(v) in Section 6(b), the phrase “excluding any Pre-Existing Invention” shall be replaced by the phrase “including any Pre-Existing Invention”;

(vi) in Section 6(c), the phrase “other than those relating to any Pre-Existing Invention” shall be replaced by the phrase “including those relating to any Pre-Existing Invention”;

(vii) in Section 6(e), the phrase “other than those relating to any Pre-Existing Invention” shall be replaced by the phrase “including those relating to any Pre-Existing Invention”;

(viii) Section 6(f) is replaced in its entirety by the following: “Copies of all patents, patent applications, official actions and associated documents with respect to the Research Technology shall be forwarded to CORPORATION who may consult with NYU with regard thereto.  CORPORATION agrees that upon presentation of supporting documentation to CORPORATION, CORPORATION shall be obligated to reimburse NYU for one hundred percent (100%) of the patent expenses accruing on or after the Effective Date that are incurred by NYU in connection with procuring or maintaining the NYU Patents.”;

(ix) in Section 8(a)(2) the annual license maintenance fee of twenty-five thousand dollars ($25,000) shall be increased to fifty thousand dollars ($50,000) (beginning with the first annual license maintenance fee that becomes due following the Effective Date of this Amendment);

(x) in Section 8(a)(3), the following is added to the end of the last sentence: “provided further that in the event that a given milestone has been met and paid for a DNA-based FGF-4 product (such as an Ad5-FGF-4 gene therapy product candidate) and CORPORATION elects to pursue development of a related version of the product (a “Protein Added Version of a Product”) in which FGF-4 protein is added to or administered with a DNA-based FGF-4 product (i.e. to the same patient before, at the same time or following administration of the DNA-based FGF-4 product), no separate milestone payments shall be paid in connection with the Protein Added Version of a Product;

(xi) in Section 14(b) the phrase “without notice or any additional waiting periods” is replaced by “upon thirty (30) days prior written notice in the event that CORPORATION has not completely cured such deficiency within such thirty-day period (including obtaining insurance or providing evidence of self-insurance adequate to cover any period of deficiency)”.

2.             Authority.  Each Party represents and warrants to the other that, as of the Effective Date, it: (1) has the corporate power and authority and the legal right to enter into this Amendment and to perform its obligations under the License Agreement as so amended; (2) has taken all necessary corporate action on its part required to authorize the execution and delivery of this Amendment and the performance of its obligations under the License Agreement as so amended; (3) has not taken and will not take any action that is inconsistent with the terms of the License Agreement as so amended; (4) this Amendment has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such

Party and is enforceable against it in accordance with its terms; and (5) all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with this Amendment of the Agreement have been obtained.

3.             Further Assurances.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of the License Agreement as amended.

4.             Successors. This Amendment and the License Agreement as amended shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

5.             Counterparts.  This Amendment may be signed in counterparts, each of which shall be deemed an original and which shall together constitute an Amendment to the License Agreement.

IN WITNESS WHEREOF, each of the Parties, intending to be legally bound, have caused the execution of this Amendment by their respective duly-authorized officers who have signed below, to be effective as of the date noted above.

NEW YORK UNIVERSITY		CARDIUM THERAPEUTICS, INC.

By:	/ S / Abram M. Goldfinger	By:	/ S / Christopher J. Reinhard

Name: Abram M. Goldfinger		Name:	Christopher J. Reinhard

Title: Executive Director,		Title:	CEO
Industrial Liaison/Technology Transfer
Date: August 2, 2005		Date:	September 30, 2005